Exhibit 10(D)

AGREEMENT

This Agreement is made and entered into this 2nd day of September, 2010 by and between Michael L. Shor. (“Shor”) of Carpenter Technology Corporation (“Carpenter”), a Delaware corporation that maintains its principal place of business in Reading, Pennsylvania.

Recitals

WHEREAS, Shor has expressed his desire to retire from Carpenter upon attaining his thirty (30) years of continuous service, effective June 29, 2011; and

WHEREAS, Shor further has expressed his desire to begin transitioning from his position of Executive Vice President – AMO and PAO; and

WHEREAS, Carpenter recognizes Shor’s need to transition from his position of Executive Vice President – AMO and PAO, but at the same time desires that Shor continue to provide valuable services for Carpenter until he retires.

NOW, THEREFORE, in consideration of the mutual covenants and promises detailed below, the parties agree as follows:

1.	SPECIAL ADVISOR TO THE C.E.O.

As Shor begins to transition from his position as Executive Vice President—AMO and PAO, he will continue his employment with Carpenter as a Special Advisor to the Chief Executive Officer until the date of his retirement, effective July 1, 2011 (the “Retirement Date”). The parties agree that the position of Special Consultant shall be treated as an employee of Carpenter, and an independent contractor relationship will not be created during the term of Shor’s transition to his Retirement Date. At the discretion of the C.E.O., Shor will be assigned special projects from time to time. Some of these projects will include, but not be limited to, the following:

A.    Supporting platinum customer needs (and transition of MLS from executive account support);

B.    Consulting on Corporate Development Initiatives;

C.    Market Intelligence; and

D.    Coach/mentor for Dave Strobel

2.	COMPENSATION

A.    Base Salary and Benefits.    Shor’s present salary and benefits shall remain in place until his Retirement Date.

B.    Executive Bonus Plan.    Due to the transition from Executive Vice President—AMO and PAO, Shor only shall be eligible for: (1) a percentage of Base Pay as determined by the Committee administering Carpenter’s Executive Bonus Compensation Plan, calculated for fiscal year 2011 based on his Base Compensation for the period July 1, 2010 through September 30, 2010; and (2) three months of service credit for the period July 1, 2010 through September 30, 2010 of any restricted stock units he may be entitled to under Carpenter’s Stock-Based Incentive Compensation Plan for Officers and Key Employees for fiscal year 2011 equity compensation.

3.	UNVESTED STOCK OPTIONS, STOCK AWARDS AND STOCK UNIT AWARDS.

Any time-vested stock options, restricted stock awards or restricted stock units that are outstanding on Shor’s Retirement Date and that are otherwise unvested will survive and become vested on the 30th day following his Retirement Date.

4.	NON-COMPETITION COVENANT

Shor has entered into numerous Restricted Stock Award Agreements and/or Restricted Stock Unit Award Agreements that provide that Shor:

shall not for a period of eighteen (18) months after termination of Company employment, either himself or together with other persons, either directly or indirectly, (i) own, manage, operate, join, control, or participate in the ownership, management, operation or control of or become the employee of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date the Participant’s Company employment ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Participant’s termination of Company employment a customer, vendor or contractor of the Company; or (iii) solicit any employee of the Company to terminate his or her employment with the Company for purposes of hiring such employee or hire any person who is an employee of the Company.

As part of this Agreement, the parties agree to modify the Non-Competition Covenant as follows:

A.    The eighteen (18) month period for section (i) above shall be reduced to nine (9) months from Shor’s Retirement Date;

B.    Section (i) above further shall be modified to reflect that Shor also will not serve as a consultant, independent contractor or advisor for any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date Shor retires from Carpenter;

C.    The eighteen (18) month period for section (iii) above shall be extended to twenty-one (21) months.

The remaining terms of the Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements shall remain in full force and effect.

5.	ASSIGNMENT

This Agreement and the rights and obligations created by it, shall not be transferred or assigned without first obtaining the written consent of the parties.

6.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the subject matter contained herein. All prior agreements, discussions, representations, warranties, and covenants are merged herein. There are no warranties, representations, covenants, or agreements, express or implied, between the parties except those expressly set forth in this agreement. Any amendments or modifications of this agreement shall be in writing and executed by the contracting parties.

7.	GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

8.	DISPUTE RESOLUTION

Any disputes related to this Agreement shall be addressed and resolved by the parties in the following manner:

First, the offended party shall notify the other of the issue in writing and, unless otherwise agreed by the parties in writing, the parties shall, within ten (10) days of the date of the notice, meet in person to discuss and resolve the issue. If they fail to resolve the dispute following this negotiation, or if they fail to complete their negotiations within twenty-one (21) days of the date of the notice, the parties shall jointly submit the issue to non-binding mediation. The mediation shall be conducted in good faith and it shall be held at a place selected by the mediator in Berks County, Pennsylvania. If the parties are not able to reach agreement concerning the mediator to be engaged, they agree to select a mediator from a list of available mediators in the Philadelphia, Pennsylvania office of Jams. The parties shall jointly pay the mediator’s fees and expenses. Unless otherwise agreed by the parties, the mediation shall be concluded within ninety (90) days of the notice seeking negotiation. If the dispute is not resolved fully through mediation, the aggrieved party may file suit in a court of competent jurisdiction in Berks County, Pennsylvania, and the parties shall consent to the personal jurisdiction of that court for that purpose.

IN WITNESS WHEREOF, intending to be legally bound thereby, the parties have voluntarily executed this Agreement as of the date set forth above.

CARPENTER TECHNOLOGY CORPORATION

/s/ William A. Wulfsohn	/s/ Michael L. Shor
WILLIAM A. WULFSOHN PRESIDENT & CHIEF EXECUTIVE OFFICER	MICHAEL L. SHOR

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